Pricing Supplement No. 1 Dated September 29, 1995
(To Prospectus and Prospectus Supplement
Dated September 29, 1995)                         Rule 424(b)(3)
                 FORD MOTOR CREDIT COMPANY      Registration Statement
                                                    33-55945
            Medium-Term Notes Due from 9 Months
               to 30 Years from Date of Issue

     Ford Motor Credit Company ("Ford Credit") has designated $250,000,000 aggregate principal amount of its Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue as Fixed Rate Notes (except as provided below) having specific terms set forth below. Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to purchase the Notes at a price of 99.650% of their principal amount for resale at an initial public offering price of 100% of their principal amount. After the initial public offering, the offering price may be changed.


Issue Date:              October 10, 1995.

Principal Amount:        $250,000,000.

Interest Rate:           7.02% per annum calculated on the basis of a 360-day
                         year of twelve 30-day months, unless the Notes are converted to Floating Rate Notes as provided below.

Interest Payment Dates:  Semi-annually on April 10 and October 10 of each year, commencing April 10 1996, unless the Notes are converted to Floating Rate Notes as provided below.


Stated Maturity:         October 10, 2000.

Conversion to Floating Rate Notes

      Ford Credit may elect, at its sole option, to convert the Notes from Fixed Rate Notes to Floating Rate Notes, effective on October 10, 1996 (the "Conversion Date"), having an interest rate base of LIBOR, an Index Maturity of three months and a Spread of plus 25 basis points (.25%). To be effective, notice of Ford Credit's election must be given to the Holders of the Notes by the Trustee at least 10 days but not more than 20 days prior to the Conversion Date. If so converted, the Interest Reset Dates for the Floating Rate Notes shall be the 10th day of the months of January, April, July and October during the period commencing October 10, 1996 and ending on July 10, 2000 and the Interest Payment Dates for the Floating Rate Notes shall be the 10th day of January, April, July and October during the period commencing January 10, 1997 and ending on the Stated Maturity. Interest on the Floating Rate Notes will be calculated on the basis of the actual number of days elapsed in any Interest Period and a 360 day year. See the accompanying Prospectus Supplement for a description of Floating Rate Notes having a LIBOR interest rate base.


                         MERRILL LYNCH & CO.